FORM 51-901F

QUARTERLY REPORT

Incorporated as part of:

X

Schedule A

Schedules B & C

ISSUER DETAILS:

NAME OF ISSUER

Derek Oil and Gas Corporation

ISSUER'S ADDRESS

#1550 - 355 Burrard Street

Vancouver, B.C.  V6C 2G8

ISSUER TELEPHONE NUMBER

(604) 331-1757

CONTACT PERSON

Greg Amor

CONTACT'S POSITION

Controller

CONTACT TELEPHONE NUMBER

(604) 331-1757

CONTACT E-MAIL ADDRESS

info@derekoilandgas.com

WEBSITE ADDRESS

www.derekoilandgas.com

FOR QUARTER ENDED

January 31, 2004

DATE OF REPORT

March 26, 2004

CERTIFICATE

THE SCHEDULE (S) REQUIRED TO COMPLETE THIS QUARTERLY REPORT ARE ATTACHED AND THE DISCLOSURE CONTAINED THEREIN HAS BEEN APPROVED BY THE BOARD OF DIRECTORS.  A COPY OF THIS QUARTERLY REPORT WILL BE PROVIDED TO ANY SHAREHOLDER WHO REQUESTS IT.  PLEASE NOTE THAT THIS FORM IS INCORPORATED AS PART OF BOTH THE REQUIRED FILING OF SCHEDULE A AND SCHEDULES B & C.

“signed”

Barry C.J. Ehrl

2004/03/26

DIRECTOR'S SIGNATURE

DIRECTOR'S NAME

DATE SIGNED

(YY/MM/DD)

“signed”

Ed Byrd

2004/03/26

DIRECTOR'S SIGNATURE

DIRECTOR'S NAME

DATE SIGNED

(YY/MM/DD)

#

DEREK OIL AND GAS CORPORATION

QUARTERLY FINANCIAL STATEMENTS

For the Nine Month Period Ended January 31, 2004 and 2003

Unaudited

Prepared by Management

Vancouver, B.C.

March 26, 2004

Unaudited - Prepared by Management

DEREK OIL AND GAS CORPORATION

Consolidated Balance Sheets

as at January 31, 2004 and April 30, 2003

ASSETS

	January 31, 2004 $	April 30, 2003 $
Current Assets
Cash	750,109	8,857
Earn-in party trust funds (note 4)	181,942	0
Performance bonds	78,283	81,710
Accounts receivable	3,403	7,112
	1,013,737	97,679

LAK oil project (note 3)	13,714,057	14,217,017
Other oil and natural gas interests	1	1
Capital assets, net	7,721	9,651
	14,735,516	14,324,348

LIABILITIES

Current Liabilities
Accounts payable and accrued liabilities	106,823	985,482
Short term notes payable (note 6)	0	609,660
Earn-in party trust funds (note 4)	181,942	0
	288,765	1,595,142

SHAREHOLDER’S EQUITY

Share capital (note 7)	26,926,776	24,580,559
Contributed surplus	65,950	65,950
Equity portion of notes payable (note 6)	0	203,300
Retained earnings (deficit)	(12,545,975)	(12,120,603)
	14,446,751	12,729,206
	14,735,516	14,324,348

Approved by the Directors

 “signed”

, Director

 “signed”

, Director

Unaudited – Prepared by Management

DEREK OIL AND GAS CORPORATION

Consolidated Statement of Loss and Deficit

For the three and nine months ended January 31, 2004 and 2003

Three Months Ended Jan.31 2004 $	Three Months Ended Jan.31 2003 $	Nine Months Ended Jan.31 2004 $	Nine Months EndedJan.31 2003 $
REVENUE
Oil and gas sales, net of royalties	2,516	1,851	6,605	15,417
Recoveries	0	38,844	0	77,840
Gain on settlement of accounts payable and notes payables (note 6)	97,386	0	272,386	0
Interest earned	1,035	364	2,118	1,303
	100,937	41,059	281,109	94,560
EXPENSES
Bank charges and interest	19,454	7,102	86,240	61,459
Consulting fees	45,533	1,120	53,761	1,120
Foreign exchange loss (gain)	70,875	3,621	9,377	1,824
Legal and audit fees	67,555	10,023	80,788	28,671
Management fees	15,000	11,092	65,000	81,790
Office administration and other	44,420	7,353	62,928	15,008
Office rent and services	349	(1,101)	17,171	9,039
Salaries and benefits	32,385	19,548	78,915	51,237
Shareholders information	68,093	9,998	84,211	15,217
Stock exchange and filing fees	5,061	3,623	21,501	8,393
Telephone and fax	4,552	4,663	12,427	12,212
Transfer fees	3,511	2,496	7,477	5,616
Travel to site and administrative	29,659	5,627	61,436	19,243
Accretion of note payable	0	0	6,522	0
Lak operating costs	9,410	46,718	58,727	157,688
	415,857	131,883	706,481	468,517

LOSS FOR THE PERIOD	(314,920)	(90,824)	(425,372)	(373,957)
DEFICIT – START OF PERIOD	(12,231,055)	(11,880,859)	(12,120,603)	(11,597,726)
DEFICIT – END OF PERIOD	(12,545,975)	(11,971,683)	(12,545,975)	(11,971,683)

Unaudited – Prepared by Management

.

DEREK OIL AND GAS CORPORATION

Consolidated Statement of Changes in Financial Position

For the three and nine months January 31, 2004, 2003

	3 Months Ended Jan.31, 2004 $	3 Months Ended Jan. 31, 2003 $	9 Months Ended Jan. 31, 2004 $	9 Months Ended Jan.31,2003 $
Cash flows from (for) operating activities
Loss for the period	(314,920)	(90,824)	(425,372)	(373,957)
Depreciation of capital assets	0	0	1,930	0
Net change in non-cash working capital items
Performance bonds posted	(215)	1,000	3,427	1,600
Accounts receivable and prepaid	11,811	4,436	3,709	(4,519)
Accounts payable and accrued liabilities	(450,485)	71,439	(878,659)	33,984
Earn-in party trust liability	504,155	0	(181,942)	0
Short term debt	(586,219)	0	(609,660)	0
	(835,873)	(13,949)	(2,086,567)	(342,892)
Cash flows from (for) investing activities
Oil and natural gas interests	588,826	(52,217)	502,960	(88,287)
	588,826	(52,217)	502,960	(88,287)
Cash flows from (for) financing activities
Shares issued for cash	1,145,647	30,000	2,346,217	421,750
Equity portion of notes payable	(28,300)	0	(203,300)	0
Share issue costs	0	0	0	0
Earn-in party interest-held cash	(504,155)	0	181,942	0
Notes payable	0	0	0	0
	613,192	30,000	2,324,859	421,750
Increase (Decrease) in cash and short term deposits	366,145	36,166	741,252	(9,429)
Cash and short term deposits – Beginning of Period	383,964	41,541	8,857	14,804
Cash and short term deposits – End of Period	750,109	5,375	750,109	5,375

Unaudited – Prepared by Management

.

DEREK OIL AND GAS CORPORATION

NOTES TO THE INTERIM FINANCIAL STATEMENTS

JANUARY 31, 2004

(Unaudited)

1.NATURE OF OPERATIONS AND BASIS OF PRESENTATION

The Company is a public company incorporated under the laws of the Province of British Columbia. Its shares are traded on the Toronto Stock Exchange-Venture board and in the United States on the NASDAQ Over the Counter Bulletin Board.  The Company is in the business of exploring for and developing oil and gas reserves.

The unaudited consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles for interim financial information.  Accordingly, they do not include all of the information and notes to the financial statements required by generally accepted accounting principles for complete financial statements.  In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.  Operating results for the three and nine months period ended January 31, 2004 are not necessarily indicative of the results that may be expected for the year ended April 30, 2004.

The balance sheet at April 30, 2003 has been derived from the audited financial statements at that date but does not include all the information and footnotes required by generally accepted accounting principles for complete financial statements.  The interim financial statements have been prepared by management in accordance with the accounting policies described in the Company’s annual financial statements for the year ended April 31, 2003.  For further information, refer to the consolidated financial statements and notes thereto included in the Company’s Annual Report to Shareholders for the year ended April 31, 2003.

Basis of presentation

These financial statements have been prepared on a going concern basis, which assumes the realization of assets and liquidation of liabilities in the normal course of business for the foreseeable future.

The Company’s ability to continue as a going concern is dependent on continued financial support from its shareholders, the ability of the Company to raise equity and debt financing, and the attainment of profitable operations, external financings and further share issuances to meet the Company’s liabilities as they become payable. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary, should the Company be unable to continue as a going concern.

2. SIGNIFICANT ACCOUNTING POLICIES

a) Oil and Gas Interests

The Company follows the full cost method of accounting for oil and gas properties and equipment whereby all costs of acquiring, exploring for and developing oil and gas reserves are capitalized.

Capitalized costs of proven reserves and equipment are depleted using a unit of production method based upon estimated proven reserves (energy content) net of royalties. Unless a significant amount of reserves is involved, proceeds received from the disposition of oil and gas properties are credited to the capitalized costs. In the event of a significant sale of reserves, a proportionate amount of cost and accumulated depletion, based upon the ratio of reserves sold to total reserves, is removed from the capitalized costs and the resultant profit or loss is taken into income.

An annual “ceiling test” is applied to ensure that capitalized costs net of accumulated depletion do not exceed the estimated future net revenues from production of proven reserves (based on current prices and operating costs) plus unproven reserves at cost less provisions for impairment. The aggregate future value is further reduced for recurring general and administrative costs, future financing costs and income taxes. Capitalized costs in excess of this ceiling test limit are written off as additional depletion.

Estimated future removal and site restoration costs, net of salvage values, are provided for using the unit of production method based on remaining proven reserves. Costs are estimated based on current regulations, costs, technology and industry standards. The annual charge is included in the provision for depletion and amortization. Removal and site restoration expenditures are charged to the accumulated provision for future removal and site restoration costs as incurred.

Substantially all of the Company’s exploration, development and production activities related to oil and gas are conducted jointly with others and, accordingly, the accounts reflect only the Company’s proportionate interest in such activities.

b)  Financial Instruments

The carrying value of current assets and current liabilities approximates their fair value due to the relatively short periods to maturity of these instruments.

c)  Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of the assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant areas requiring the use of management estimates relate to the determination of environmental obligations, impairment of resource properties and deferred exploration expenditures. Actual results could differ from those estimates.

d) Stock-Based Compensation

No compensation expense is recognized when stock or stock options are issued to directors or employees. Any consideration paid by directors and employees on stock options or purchase of shares is credited to share capital.

e) Loss Per Share

The loss per share is calculated using the weighted average number of shares outstanding during the period. Fully diluted loss per share is not presented as it is anti-dilutive.

3. OIL AND NATURAL GAS INTERESTS

The company has working interests in certain wells located in Oklahoma and Kansas, U.S.A.  These interests are carried at a nominal value.

On April 13, 2001 the company was granted a 100% interest to the LAK Ranch property, located near Newcastle, Wyoming.

During the year ended April 30, 2002, as part of certain financings, the company granted additional royalties of US $0.1360838 per barrel of oil produced on the LAK property.  In addition the property carries additional royalties of 16.9 % to various parties.  The company has to date repurchased 4.1 % of these royalties for its own account.

The company has posted performance bonds of US $55,000 in relation to the LAK property.

During the period ended October 31, 2003, the Company entered into an agreement with SEC Oil and Gas Partnership (“SEC”), whereby, in consideration of SEC funding $700,000 US of capital and operating expenditures on the LAK Ranch Property, SEC would receive a 49% revenue interest in the initial well, until 1.2 times payback, when the SEC interest in that initial well would revert to a 33% working interest.  SEC also had under this agreement, the right, at their option, to participate in one well per year for the next three years.  Subsequently the terms of this agreement were amended such that SEC would earn a 5% working interest in the LAK Ranch Project by advancing to the Company the sum of $600,000 US (paid in trust). (See also Note 4 Earn In Party Trust Funds)

In January 2004, the Company concluded an agreement with Ivanhoe Energy, whereby Ivanhoe would earn up to a 60% interest in the LAK Ranch Project by expending $5,000,000 US on capital development of the Project.  The Parties to this agreement are responsible for their respective share of the operating costs and receive a revenue share proportional to their interest at the time.  Ivanhoe will have an initial interest of 30% and will earn an additional 6% for each million dollars expended.  Their interest will be adjusted quarterly.

The current ownership of LAK Ranch is Ivanhoe Energy 30%, SEC 5%, and the company 65%.

During the period ended January 31, 2003, the Company capitalized $0 in general and administrative costs in the LAK property (2002 - $0) and incurred operating costs of $58,727 (2002-$36,070).

4.  EARN IN PARTIES TRUST FUNDS

SEC Oil and Gas Partnership has advanced the Company $600,000 US to earn a 5% working interest in the Lak Ranch Property.  The Company holds these funds in trust, to expend on SEC’s behalf, to cover operating expenses at Lak Ranch.  Once the funds have been expended, the Company will issue a division order to record SEC’s 5% working interest in the property.  As of January 31, 2004, SEC had $134,772 US left to spend. (See also note 3 Oil and Natural Gas Interests.)

5. DUE TO RELATED PARTIES

For the nine months ended January 31, 2004, the Company paid management fees, consulting fees, professional fees and benefits totalling $98,228, of which none was deferred to the LAK Ranch Property.  These expenditures were made to directors or officers of the Company and were at standard contract rates in the normal course of business.

6.  NOTES PAYABLE

The company issued promissory notes to three arms length parties.  By the end of the period all of the notes payable were paid in full. The notes also granted the holders a small per barrel gross royalty on oil produced from the LAK Ranch project.

7. SHARE CAPITAL

a)

Authorized

100,000,000 common shares of no par value

Issued

    26,439,353 common shares

	Number
	Of Shares	Amount
BALANCE AS AT APRIL 30, 2002	38,145,022	$22,464,255
Private placements, shares for debt	18,963,035	1,896,304
Share consolidation	(38,072,038)	--
BALANCE APRIL 30,2003	19,036,019	24,360,559
Private placements (1)(2)	3,307,166	551,075
BALANCE AS AT JULY 31, 2003	22,343,185	24,911,634
Options exercised	50,000	7,500
Private Placements (2)(3)	4,126,168	861,995
BALANCE AS AT OCTOBER 31, 2003	26,519,353	25,781,129
Private Placement (4)	729,000	546,750
Shares for debt (5)	495,744	148,732
Options Exercised	150,000	22,500
Warrants Exercised	1,580,017	427,665
BALANCE AS AT JANUARY 31, 2004	29,474,114	26,926,776

(1) A private placement of 1,100,000 units raising $220,000 was allotted, but the shares were un-issued as of April 30, 2003.  The placement was closed and the shares issued in May 2003.

(2)  The company has completed two private placements raising $692,500 consisting of 4,616,667 units.  Each unit consisted of one share and one half-share purchase warrant.  Each whole warrant entitles the holder to purchase another share for $0.20 until July 14, 2004. Payment for 2,207,166 units was received prior to July 31, 2003.  The balance of the placement closed subsequent to the period end.

(3)  The Company completed a placement of 1,666,667 units at a price of $0.30 per unit.  Each unit consisted of one share and one share purchase warrant. Each warrant entitles the holder to purchase an additional share for $0.40 until November 5, 2004.

(4)  The Company completed a placement of 729,000 units at a price of $0.75 per unit.

Each unit consisted of one share and one half-share purchase warrant.  Each full share purchase warrant entitles the holder to purchase an additional share for $0.90 until February 5, 2006.

(5)  In November 2003, the Company settled an outstanding note in the principal amount of $100,000 US together with accrued interest of $11,628 US for 495,744 units in the Company.  Each unit consists of one common share and one share purchase warrant.  Each warrant allows the holder to purchase another common share in the Company at a price of $0.40 until November 7, 2004.

c)

Stock Options Outstanding

Stock Options

Option Price

BALANCE AS AT APRIL 30, 2002

856,000

$1.05 - 2.25

Cancellation of options

(175,667)

$1.05 - 2.25

Grant of options

none

none

BALANCE AS AT APRIL 30, 2003

680,333

$1.05 - 2.25

Granted in the period

none

none

Expired in the period

none

none

BALANCE AS AT JULY 31,2003

680,333

$1.05 - 2.25

Granted in the period

2,250,000

$0.15 - 0.28

Expired in the period

(655,333)

$1.05 - 2.25

BALANCE AS AT OCTOBER 31, 2003

2,275,000

$0.15 - 1.05

Granted in the period

540,000

$0.80 - 1.50

Exercised in the period

(150,000)

$0.15

BALANCE AS AT JANUARY 31, 2004

2,665,000

$0.15 - 1.50

Summary of options –

Number of Shares

Exercise Price

Expiry Date

1,750,000

0.15

July 3, 2008

     25,000

1.05

November 5, 2005

   350,000

0.28

September 4, 2008

     60,000

1.50

November 2, 2008

   480,000

0.80

November 30,2008

d.)  Share Purchase Warrants Outstanding

Each of the company’s common share purchase warrants is convertible into one common share, upon payment of the exercise price.

Number of

Exercise

Warrants

Price

Outstanding April 30, 2002

8,924,547

    $1.20 -$2.25

Granted

1,405,833

     $0.45

Expired

(6,735,413)

     $1.59

Outstanding April 30, 2003

3,594,967

     $0.45-$2.25

Granted

2,024,001

     $0.20

Outstanding July 31, 2003

5,618,968

     $0.20-$2.25

Granted

3,100,000

    $0.20-0.40

Expired

(805,161)

    $0.40-0.75

Outstanding Oct. 31, 2003

7,913,807

    $0.20-1.20

Granted

   860,274

    $0.40-$0.90

Expired

(1,330,640)

    $1.20

Exercised

(1,579,999)

    $0.20-1.20

Outstanding Jan. 31, 2004

5,863,442

    $0.20-0.90

Summary of the warrants outstanding:

Number of Warrants

Exercise Price

Expiry Date

   600,000

$0.25

April 23, 2004

1,164,001

$0.20

July 14, 2004

1,305,834

$0.45

August 30, 2004

   333,333

$0.20

September 24, 2004

1,500,000

$0.40

November 7, 2004

   495,774

$0.40

November 7, 2004

   100,000

$0.45

December 13, 2004

   364,500

$0.90

February 5, 2006

8  INCOME TAXES

The Company has adopted the liability method of accounting for income taxes as outlined in the provisions of Section 3465 of the handbook of the Canadian Institute of Chartered Accountants.

Under this method, current income taxes are recognized for the estimated income taxes payable for the current year. Future income tax assets and liabilities are recognized for temporary differences between the tax and accounting bases of assets and liabilities as well as for the benefit of losses available to be carried forward to future years for tax purposes that are likely to be realized.

9  LAW SUIT

In December 2003, Pacific Capital Markets Inc., a creditor sued the company for the sum of $250,490.24.  The company will be filing a defense against this lawsuit as new information regarding the business and billing practices of Pacific Capital Markets Inc. has come to light.  As the full amount of the suit has been paid into court awaiting settlement of the case, full provision for a loss has been made in these financial statements.  Should the company be successful in its defense, or should a settlement for a lesser amount be reached, a recapture of this expense would be recorded at the appropriate time.

.